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                              OPINION OF COUNSEL



                                                                     EXHIBIT 5.1
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               [OPINION OF GEORGOPOULOS PAHLAVAN & PRINCE, LLP]


                                               November 1, 2000


Applied Imaging Corp.
2380 Walsh Avenue, Bldg. B
Santa Clara, CA 95051

     RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on November 1, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 950,000 shares of your Common Stock, par value $0.001 per share (the "Shares"), which are to be issued pursuant to options not yet granted under the 1998 Incentive Stock Option Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany each grant under the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              GEORGOPOULOS PAHLAVAN & PRINCE, LLP


                              /s/ Georgopoulos Pahlavan & Prince, LLP